UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               LandBank Group, Inc
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)

                                   51476R 20 7
                                 --------------
                                 (CUSIP Number)

                                December 31, 2006
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|    Rule 13d-1(b)
    |_|    Rule 13d-1(c)
    |_|    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 51476R 20 7
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)

         DOUG GRAVINK
         -----------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)  |_|
              ------------------------------------------------------------------
         (b)  |_|
              ------------------------------------------------------------------

    3.   SEC Use Only

         -----------------------------------------------------------------------

    4.   Citizenship or Place of Organization

         USA
         -----------------------------------------------------------------------

               5.   Sole Voting Power
  NUMBER OF         2,733,334
   SHARES           ------------------------------------------------------------
BENEFICIALLY
  OWNED BY     6.   Shared Voting Power
    EACH            0
  REPORTING         ------------------------------------------------------------
   PERSON
    WITH:      7.   Sole Dispositive Power
                    2,733,334
                    ------------------------------------------------------------

               8.   Shared Dispositive Power
                    0
                    ------------------------------------------------------------


    9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         2,733,334
         -----------------------------------------------------------------------

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |_|
         Not Applicable.
         -----------------------------------------------------------------------

    11.  Percent of Class Represented by Amount in Row (9)
         27.8%
         -----------------------------------------------------------------------

    12.  Type of Reporting Person (See Instructions)
         IN
         -----------------------------------------------------------------------

Item 1.
         (a)  Name of Issuer
              Landbank  Group, Inc.
              ------------------------------------------------------------------
         (b)  Address of Issuer's Principal Executive Offices
              7030 Hayvenhurst Avenue, Van Nuys, CA 91406
              ------------------------------------------------------------------

Item 2.
         (a)  Name of Person Filing
              Doug Gravink
              ------------------------------------------------------------------
         (b)  Address of Principal Business Office or, if none, Residence
              7030 Hayvenhurst Avenue, Van Nuys, CA 91406
              ------------------------------------------------------------------
         (c)  Citizenship
              USA
              ------------------------------------------------------------------
         (d)  Title of Class of Securities
              Common Stock
              ------------------------------------------------------------------
         (e)  CUSIP Number
              51476R 20 7
              ------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

         (b)  [ ]  Bank as  defined  in  Section  3(a)(6)  of the Act (15 U.S.C.
                   78c).

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d)  [ ]  Investment   company   registered  under  Section  8  of  the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  [ ]  An     investment      adviser     in     accordance     with
                   ss.240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:
              2,733,334
              ------------------------------------------------------------------
         (b)  Percent of class:
              27.8%
              ------------------------------------------------------------------
         (c)  Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote
                      2,733,334
                      ----------------------------------------------------------
                (ii)  Shared power to vote or to direct the vote
                      0
                      ----------------------------------------------------------
                (iii) Sole power to dispose or to direct the disposition of
                      2,733,334
                      ----------------------------------------------------------
                (iv)  Shared power to dispose or to direct the disposition of
                      0
                      ----------------------------------------------------------

Item 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Not applicable.
--------------------------------------------------------------------------------

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.
--------------------------------------------------------------------------------

Item 8.    Identification and Classification of Members of the Group

Not applicable.
--------------------------------------------------------------------------------

Item 9.    Notice of Dissolution of Group

Not applicable.
--------------------------------------------------------------------------------

Item 10.   Certification

Not applicable.
--------------------------------------------------------------------------------




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


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        January 30, 2007
                                        --------------------
                                        Date

                                        /s/ Doug Gravink
                                        --------------------
                                        Signature

                                        Doug Gravink
                                        --------------------
                                        Name/Title



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